Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-151643 on Form S-8 of our report dated March 30, 2009, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries as of January 3, 2009 and December 29, 2007 and for each of the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109), which report is included in Netlist, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2009.

KMJ Corbin & Company LLP

Costa Mesa, California
September 10, 2009